Exhibit 11.1





                              ANDERSEN GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                  FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997

                      (In thousands, except per share data)


                                                                         NUMBER OF SHARES
                                                                          OF COMMON STOCK
                                                                         AND COMMON STOCK
                                                                            EQUIVALENTS
                                                       NET LOSS             OUTSTANDING
Calculation of Primary  Earnings Per Share:

Unadjusted amounts                                      $(305)                 1,934
Impact of exercise of stock options, net of
   treasury shares that could be repurchased using
   average price of common stock of $7.69 per
   share                                                    -                     31
                                                        ------              --------
                                                        $(305)                 1,965
                                                        ------              --------

Primary Loss Per Common Share                                                                    ($0.16)
